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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-38683, 333-38695, 333-38703) of NetVantage,
Inc. of our report dated March 31, 1997 appearing on page 18 of this Annual Report on Form 10-K. We also consent to the application of such report to the Financial Statement Schedule for the two years ended December 31, 1996 listed under Item 14 (a)(2) of this Annual Report on Form 10-K when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.

Price Waterhouse LLP

Costa Mesa, California
April 14, 1998